UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2011

ExamWorks Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 001-34930

Delaware	27-2909425
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

3280 Peachtree Road, N.E.
Suite 2625
Atlanta, GA  30305
(Address of principal executive offices, including zip code)

(404) 952-2400
 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement

Indenture and Notes

On July 19, 2011, ExamWorks Group, Inc. (the “Company”) issued $250 million aggregate principal amount of its 9% Senior Notes due 2019 (the “Notes”) through a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to purchasers outside the United States in reliance on Regulation S under the Securities Act.  The Notes were initially sold pursuant to a purchase agreement dated July 14, 2011 (the “Purchase Agreement”), among the Company, the Company’s domestic subsidiaries named as guarantors therein (the “Guarantors”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated, on behalf of itself and as representative for the several initial purchasers (the “Initial Purchasers”).  The Notes were issued at 100% of their principal amount.

The Notes were issued under an Indenture, dated as of July 19, 2011 (the “Indenture”), among the Company, the Guarantors and U.S. Bank, National Association, as trustee (the “Trustee”).  The Notes are the Company’s general senior unsecured obligations, and will rank equally with the Company’s existing and future senior unsecured obligations and senior to all of the Company’s further subordinated indebtedness.  The Notes accrue interest at a rate of 9% per year, payable semi-annually in cash in arrears on January 15 and July 15 of each year, commencing January 15, 2012.

At any time on or after July 15, 2015, the Company may redeem some or all of the Notes at the redemption prices stated in the Indenture, plus accrued and unpaid interest to the date of redemption.  Prior to July 15, 2014, the Company may redeem up to 35% of the aggregate principal amount of the Notes with net cash proceeds from certain equity offerings at a redemption price equal to 109% of the aggregate principal amount of the Notes, plus accrued and unpaid interest, if any, provided that at least 65% of the original aggregate principal amount of the Notes remains outstanding after redemption.  Further, the Company may redeem some or all of the of the Notes at any time prior to July 15, 2015 at a redemption price equal to 100% of the principal amount of the Notes plus a make whole premium described in the Indenture, plus accrued and unpaid interest.

The Indenture includes covenants which, subject to certain exceptions, limit the ability of the Company and its restricted subsidiaries (as defined in the Indenture) to, among other things, incur additional indebtedness, make certain types of restricted payments, incur liens on assets of the Company or the restricted subsidiaries, engage in asset sales and enter into transactions with affiliates. Upon a change of control (as defined in the Indenture), the Company may be required to make an offer to repurchase the Notes at 101% of their principal amount, plus accrued and unpaid interest. The Indenture also contains customary events of default.

Registration Rights Agreement

In connection with the issuance of the Notes, the Company and the Guarantors entered into a Registration Rights Agreement, dated as of July 19, 2011 (the “Registration Rights Agreement”), with the Initial Purchasers. The Registration Rights Agreement requires the Company to register under the Securities Act new 9% Senior Notes due 2019 (the “Exchange Notes”) having substantially identical terms to the Notes and to complete an exchange of the privately placed Notes for the publicly registered Exchange Notes or, if the exchange cannot be effected, to file and keep effective a shelf registration statement for resale of the Notes.   Failure of the Company to comply with the registration and exchange requirements set forth in the Registration Rights Agreement within the time periods specified therein would require the Company to pay additional interest on the Notes under certain circumstances.

The foregoing descriptions of the Notes, the Indenture and Registration Rights Agreement do not purport to be complete; and the references to the Indenture and Registration Rights Agreement are qualified in their entirety by reference to the copies of those documents filed herewith as Exhibits 4.1 and 4.2, respectively, which are incorporated herein by reference.

Item 2.03           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosures set forth under Item 1.01 are incorporated herein by reference into this Item 2.03.

Item 8.01           Other Events

On July 19, 2011, the Company issued a press release announcing the closing of the transaction pursuant to which the Notes were issued.  A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated by reference herein.

On July 21, 2011, the Company issued a press release announcing a change in the location of its annual stockholder meeting to be held on August 3, 2011.  A copy of the press release is filed herewith as Exhibit 99.2 and is incorporated by reference herein.

Item 9.01.          Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Indenture dated July 19, 2011, by and among ExamWorks Group, Inc., the Guarantors party thereto, and U.S. Bank, National Association, as Trustee (including Form of 9% Note Due 2019)
4.2
Registration Rights Agreement dated July 19, 2011 by and among ExamWorks Group, Inc., the Guarantors party thereto, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several Initial Purchasers

99.1	Press Release of ExamWorks Group, Inc. dated July 19, 2011
99.2	Press Release of ExamWorks Group, Inc. dated July 21, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ExamWorks Group, Inc.

Date: July 22, 2011	By:	/s/ J. Miguel Fernandez de Castro
J. Miguel Fernandez de Castro
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture dated July 19, 2011, by and among ExamWorks Group, Inc., the Guarantors party thereto, and U.S. Bank, National Association, as Trustee (including Form of 9% Note Due 2019)
4.2
Registration Rights Agreement dated July 19, 2011 by and among ExamWorks Group, Inc., the Guarantors party thereto, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several Initial Purchasers

99.1	Press Release of ExamWorks Group, Inc. dated July 19, 2011
99.2	Press Release of ExamWorks Group, Inc. dated July 21, 2011